UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 10, 2010

DYNEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-9819 (Commission File Number)	52-1549373 (IRS Employer Identification No.)
4991 Lake Brook Drive, Suite 100 Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code

(804) 217-5800

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2009 Bonus Awards for Executive Officers

On March 10, 2010, the Compensation Committee of the Board of Directors of Dynex Capital, Inc. (the “Company”) approved payments under the ROAE Bonus Program for 2009 of $300,000 to Mr. Thomas Akin, the Company’s Chief Executive Officer, $275,000 to Mr. Byron Boston, the Company’s Chief Investment Officer, and $236,000 to Mr. Stephen Benedetti, the Company’s Chief Financial Officer and Chief Operating Officer.  A portion of these bonus payments will be paid in shares of the Company’s common stock. The Compensation Committee also approved an additional discretionary cash bonus award in the amount of $50,000 to Mr. Boston, in recognition of his performance and contributions to the Company during 2009.

Employment Agreement for Chief Executive Officer

On March 11, 2010, the Company entered into a new employment agreement with the Company’s Chief Executive Officer, Thomas B. Akin (the “Agreement”), effective as of March 1, 2010.

The Agreement is substantially similar to Mr. Akin’s prior employment agreement that expired on February 5, 2010, and provides for Mr. Akin’s continued employment as the Chief Executive Officer of the Company for a term through March 1, 2011.  Under the Agreement, Mr. Akin will receive an annual base salary of $300,000, subject to annual review by the Board of Directors of the Company (the “Board”), with the Board being able to increase (but not decrease) the base salary based on Mr. Akin’s performance in accordance with the Company’s regular policies and procedures.  Subject to certain limitations, Mr. Akin’s base salary will be paid in shares of unrestricted common stock of the Company issued under the Company’s stock incentive plan until the Company and Mr. Akin agree otherwise.  The number of shares of common stock to be paid to Mr. Akin will be determined based on the fair market value of the common stock (as defined in the applicable stock incentive plan) on the applicable payroll date.

Under the Agreement, Mr. Akin will continue to be located in San Francisco, California, but will travel to Richmond, Virginia and other locations as necessary for the Company’s business.  The Company will reimburse Mr. Akin for reasonable travel and lodging expenses incurred in the performance of his duties for the Company.

Under the Agreement, Mr. Akin is eligible to participate in the Company’s annual bonus program based on the return on adjusted equity of the Company (the “ROAE Bonus”), and any other bonus program for executives, subject to the terms of such bonus programs.  Mr. Akin is also eligible to participate in the employee and executive benefit plans and programs implemented by the Company in which other senior executives of the Company are eligible to participate, including life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans in accordance with the terms and conditions of such plans.

Under the Agreement, if Mr. Akin is terminated for any reason, he is entitled to payment of his base salary through the date of his termination (to the extent not previously paid), reimbursement for any business expenses incurred by Mr. Akin prior to his termination and payment for any vacation time accrued by him as of the date of his termination.  Further, unless Mr. Akin is terminated for Cause (as defined in the Agreement) and subject to certain limitations, if he executes a general release in connection with his termination he will also be entitled to the following: (1) the pro-rated portion of the ROAE Bonus that would have been payable to him based on the achievement by the Company of performance goals for that portion of time during the calendar year of the Company that he was employed, payable at the time such bonus would have otherwise been paid; and (2) any incentive stock awards awarded to him prior to his termination will become immediately 100% vested and exercisable.

Under the Agreement, other than in his role as managing general partner of Talkot Capital LLC, Mr. Akin agrees not to be employed by, render services for, engage in business with or serve as an agent or consultant to any entity other than the Company.  The Agreement also provides for confidentiality obligations during and following Mr. Akin’s employment and includes noncompetition and nonsolicitation provisions that are effective during, and for one year following termination of, his employment.  If Mr. Akin breaches any of his confidentiality, noncompetition or nonsolicitation obligations, he will forfeit any unpaid amounts or benefits and be obligated to repay certain amounts or benefits.

The Agreement provides that all of its provisions are to be construed so as to comply with the timing and form of payment requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

The foregoing description is a summary of the material terms of the Agreement and is qualified in its entirety by reference to the Agreement itself, a copy of which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.6	Employment Agreement, effective as of March 1, 2010, between Dynex Capital, Inc. and Thomas B. Akin

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date:	March 16, 2010	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Executive Vice President, Chief Operating Officer and Chief Financial Officer